Exhibit 99.1

Contact:

              Walter Parks

              Chief Operating Officer

              bebe stores, inc.

              (415) 715-3900

bebe stores, inc.

Announces Second Quarter Earnings

BRISBANE, CALIF. – February 2, 2012 – bebe stores, inc. (NASDAQ:BEBE) today announced unaudited financial results for the second quarter ended December 31, 2011. In the second fiscal quarter of the prior year, the Company closed its remaining 25 PH8 stores, with the entire PH8 division results being presented as discontinued operations for all periods herein.

Net sales from continuing operations for the second quarter of fiscal 2012 were $152.0 million, up 11.6% from $136.2 million reported for the second quarter a year ago. As previously reported, comparable store sales for the quarter ended December 31, 2011 were 9.6% compared to flat in the prior year.

Gross margin from continuing operations as a percentage of net sales increased to 40.1% in the second quarter of fiscal 2012, compared to 37.1% in the second quarter of fiscal 2011. The increase in gross margin as a percentage of net sales from the prior year of 3.0% was primarily due to an increase in merchandise margin, coupled with positive occupancy leverage, offset by an increase in reserves and write offs. The increase in merchandise margin was fueled by lower markdowns, partially offset by the growth of 2b and international wholesale sales which were at a lower merchandise margin.

SG&A expenses from continuing operations for the second quarter of fiscal 2012 were $49.9 million, or 32.8% of net sales, compared to $48.0 million, or 35.3% of net sales for the same period of the prior year. The dollar increase over the prior year was primarily due to higher compensation expenses, partially offset by insurance proceeds combined with lower impairment and store closure costs.

The effective tax rate for the second quarter of fiscal 2012 was 40.9% compared to 41.4% in the second quarter of fiscal 2011.

Operating income from continuing operations for the second quarter of fiscal 2012 was $11.0 million or 7.2% of net sales, compared to $2.5 million or 1.8% of net sales for the same period of the prior year. During the quarter the Company had net earnings from continuing operations of $6.6 million or $0.08 per share on 84.3 million diluted shares outstanding compared to $1.6 million or $0.02 per share on 84.1 million diluted shares outstanding for the same period of the prior year.

Net loss from discontinued operations for the prior second quarter of fiscal 2011 was $4.4 million or $0.05 per share on 84.1 million diluted shares outstanding.

Net sales from continuing operations for the year-to-date period ended December 31, 2011 were $278.3 million, up 10.7% from $251.5 million for the year-to-date period ended January 1, 2011. Comparable store sales for the year-to-date period ended December 31, 2011 increased 8.4% compared to a decrease of 2.3% in the prior year.

Net earnings from continuing operations for the year-to-date period ended December 31, 2011 were $8.9 million compared to $2.0 million in the prior year. Earnings per share from continuing operations for the year-to-date period ended December 31, 2011 was $0.11 per share on 84.3 million diluted shares outstanding, compared to earnings per share of $0.02 per share on 84.5 million diluted shares outstanding in the prior year.

Net loss from discontinued operations for the prior year-to-date period ended January 1, 2011 was $5.8 million or $0.07 per share on 84.5 million diluted shares outstanding.

During the quarter ended December 31, 2011, the Company opened 1 bebe store and 3 2b stores. The Company also migrated its 2b product offerings from bebe.com to 2bstores.com. For the remainder of fiscal year 2012, we anticipate opening 3 bebe stores and up to 4 2b stores, including 1 potential conversion from bebe to 2b. We also anticipate closing up to 9 bebe stores, which represents a square footage decrease of approximately 2%. In addition, our international licensees are anticipated to grow by up to 10 points-of –sale for the remainder of the year.

For the year-to-date period the Company’s capital expenditure was approximately $11.0 million and depreciation expense from continuing operations was approximately $10.3 million. Depreciation for the year will be approximately $21 million. Total capital expenditure for the year will be approximately $27 million, which will include capital expenditures for new stores, remodels, store expansions, information technology systems and office improvements. In addition, the Company is negotiating to purchase our distribution center in Benicia, CA.

For the third quarter of fiscal 2012, the Company currently anticipates comparable store sales in the mid-single digit range. Depending on actual sales and markdowns the net loss from continuing operations in the current quarter is expected to be lower than the $0.03 per share in the prior year based on 84 million weighted average shares outstanding. The Company is currently anticipating an effective tax rate of 41.0% for fiscal 2012.

For the third quarter of fiscal 2012, the Company is currently planning finished goods inventory to increase in the range of low single digit on a per square foot basis compared to the increase of 16% in the third quarter of fiscal 2011.

bebe stores, inc. will host a conference call today at 1:30 P.M. Pacific Time to discuss second quarter results. Interested parties are invited to listen to the conference by calling 1-866-893-0531. A replay of the call will be available for approximately one week by calling 1-855-859-2056. A link to the audio replay will be available on our web site at www.bebe.com following the conference call.

bebe stores, inc. designs, develops and produces a distinctive line of contemporary women’s apparel and accessories, which it markets under the bebe, BEBE SPORT, bbsp and 2b bebe brand names. bebe currently operates 251 stores, of which 208 are bebe stores, including the on-line store bebe.com, and 43 are 2b bebe stores, including the on-line store 2bstores.com. These stores are located in the United States, U.S. Virgin Islands, Puerto Rico, Canada and Japan. bebe also distributes and sells bebe branded product through its licensees in approximately 19 countries.

The statements in this news release and on our recorded message, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results. Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply, adverse economic conditions, and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict.

bebe stores, inc.

SELECTED BALANCE SHEET DATA

(UNAUDITED)

(Dollars in thousands)

	December 31	January 1
	2011	2011
Assets
Cash and equivalents	$119,897	$119,410
Available for sale securities	87,582	63,165
Inventories, net	30,756	29,989
Total current assets	259,682	245,826
Available for sale securities	64,047	77,158
Property and equipment, net	90,127	92,463
Total assets	448,206	445,718
Liabilities and Shareholders’ Equity
Total current liabilities	$48,042	$49,912
Total liabilities	87,574	91,371
Total shareholders’ equity	360,632	354,347
Total liabilities and shareholders’ equity	448,206	445,718

bebe stores, inc.

STATEMENTS OF OPERATIONS

(UNAUDITED)

(Amounts in thousands except per share data and store statistics)

	For the Three Months Ended				For the Six Months Ended
	December 31, 2011%		January 1, 2011%		December 31, 2011%		January 1, 2011%

Net sales	$151,987	100.0%	$136,209	100.0%	$278,259	100.0%	$251,465	100.0%
Cost of sales, including production and occupancy	91,067	59.9	85,743	62.9	166,853	60.0	154,368	61.4

Gross margin	60,920	40.1	50,466	37.1	111,406	40.0	97,097	38.6
Selling, general and administrative expenses	49,927	32.8	47,958	35.3	96,969	34.8	94,303	37.5

Operating income	10,993	7.2	2,508	1.8	14,437	5.2	2,794	1.1
Interest and other income, net	107	0.1	270	0.2	410	0.1	551	0.2

Income from continuing operations before income taxes	11,100	7.3	2,778	2.0	14,847	5.3	3,345	1.3
Income tax provision	4,539	3.0	1,150	0.8	5,932	2.1	1,390	0.5

Income from continuing operations, net of tax	6,561	4.3	1,628	1.2	8,915	3.2	1,955	0.8
Loss from discontinued operations, net of tax	—	—	(4,355)	(3.2)	—	—	(5,835)	(2.3)

Net income (loss)	$6,561	4.3%	$(2,727)	(2.0)%	$8,915	3.2%	$(3,880)	(1.5)%

Basic per share amounts:
Income from continuing operations, net of tax	$0.08		$0.02		$0.11		$0.02
Loss from discontinued operations, net of tax	—		(0.05)		—		(0.07)

	$0.08		$(0.03)		$0.11		$(0.05)

Diluted per share amounts:
Income from continuing operations, net of tax	$0.08		$0.02		$0.11		$0.02
Loss from discontinued operations, net of tax	—		(0.05)		—		(0.07)

	$0.08		$(0.03)		$0.11		$(0.05)

Basic weighted average shares outstanding	84,190		84,035		84,156		84,385
Diluted weighted average shares outstanding	84,323		84,134		84,284		84,483
Number of stores open at beginning of period	251		276		253		298
Number of stores opened during period	5		2		5		4
Number of stores closed during period	0		25		2		49
Number of stores open at end of period	256		253		256		253
Number of stores expanded/relocated during period	1		—		1		3
Total square footage at end of period (000’s)	1,018		1,022		1,018		1,022